Exhibit 99.1

First Northern Community Bancorp Reports Second Quarter 2024 Net Income of $4.4 Million

For immediate release

Dixon, Calif., July 29, 2024 — First Northern Community Bancorp (the “Company”, OTCQX: FNRN), holding company for First Northern Bank (“First Northern” or the “Bank”), today reported net income of $8.7 million, or $0.57 per diluted share, for the six months ended June 30, 2024, down 13.5% compared to net income of $10.1 million, or $0.66 per diluted share, for the six months ended June 30, 2023.

Net income for the quarter ended June 30, 2024, was $4.4 million, or $0.29 per diluted share, down 3.1% compared to net income of $4.6 million, or $0.30 per diluted share, for the quarter ended June 30, 2023.

Comparing our 2024 results to prior year, net income for the six months ended June 30, 2023, included a substantial paydown on a non-performing agricultural loan relationship, the recognition of a bargain purchase gain from our branch acquisition completed in the first quarter, as well as a substantial charge off that, when coupled with our strong quarterly loan growth, resulted in provision for loan loss of $2.6M for the quarter to replenish our allowance for credit losses. On a combined basis these items contributed an additional $0.8 million to pre-tax income for the six months ended June 30, 2023, and reduced pre-tax income by $0.6 million for the three months ended June 30, 2023.

Total assets as of June 30, 2024, were $1.89 billion, a decrease of $25.5 million, or 1.3%, compared to June 30, 2023. Total deposits as of June 30, 2024, were $1.71 billion, a decrease of $51.6 million, or 2.9%, compared to June 30, 2023. Total net loans (including loans held-for-sale) as of June 30, 2024, were $1.05 billion, an increase of $30.7 million, or 3.0%, compared to total net loans (including loans held-for-sale) of $1.02 billion as of June 30, 2023. The increase in net loans was primarily driven by growth in commercial real estate, residential mortgage and commercial loans, partially offset by net reductions in agricultural and residential construction loans.

The Company continued to be “well capitalized” under regulatory definitions, exceeding the 10% total risk-based capital ratio threshold as of June 30, 2024.

Commenting on the Company’s financial results, First Northern’s President & Chief Executive Officer, Jeremiah Smith, stated, “We are pleased with our performance in the second quarter with our net interest margin improving from 3.49% in the first quarter of 2024 to 3.65% in the second quarter of 2024, an increase of 16 basis points, or 4.6%. We continued to fund our balance sheet favorably, with 43.4% of average total deposits being non-interest bearing for the quarter ended June 30, 2024.”

CEO Smith further stated “We continue to focus on improving our operating efficiency, resulting in a quarter-over-quarter decrease in total non-interest expenses of $0.9 million, or 8.3%, in the continued inflationary landscape. This decline was primarily attributable to a decrease in salaries and benefits associated with workforce reductions and incentive and profit-sharing accrual adjustments. We remain committed to improving shareholder value, and as of June 30, 2024, our book value per share rose to $10.75, an increase of $0.31, or 3.0%, when compared to the $10.44 reported for March 31, 2024, largely due to earnings retention.”

FINANCIAL HIGHLIGHTS
As of June 30, 2024 (Unaudited)
(thousands)

CONDENSED CONSOLIDATED BALANCE SHEET JUNE 30, 2024 ASSETS
Cash and Cash Equivalents	$181,783
Investment Securities	561,074
Total Loans (including loans held-for-sale)	1,049,415
Other Assets	95,743
Total Assets	$1,888,015

LIABILITIES AND CAPITAL
Total Deposits	1,707,059
Other Liabilities	15,229
Stockholders’ Equity	165,727
Total Liabilities and Capital	$1,888,015

CONSOLIDATED INCOME STATEMENT Six Months Ended June 30, 2024
Interest Income	$38,073
Interest Expense	(6,733)
Net Interest Income	31,340
Provision for Credit Losses	(750)
Non-interest Income	2,991
Non-interest Expense	(21,526)
Provision for Income Tax	(3,355)
Net Income	$8,700

PER SHARE INFO AND FINANCIAL RETURN METRICS
Book Value per Share	$10.75
Basic Income per Share (Quarter-to-date)	$0.29
Diluted Income per Share (Quarter-to-date)	$0.29
Basic Income per Share (Year-to-date)	$0.57
Diluted Income per Share (Year-to-date)	$0.57
Consolidated ROAA (Year-to-date)	0.94%
Consolidated ROAE (Year-to-date)	10.72%

About First Northern Bank

First Northern Bank is an independent community bank that specializes in relationship banking. The Bank, headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer, Colusa, Glenn, and Contra Costa Counties, as well as the west slope of El Dorado County. Experts are available in small business, commercial, real estate, and agribusiness lending, as well as mortgage loans. The Bank is an SBA Preferred Lender. Real estate mortgage and small-business loan officers are available by appointment at any of the Bank’s 14 branches, including Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Sacramento, Roseville, Auburn, Rancho Cordova, Colusa, Willows, and Orland. The Bank also has a commercial lending office in Walnut Creek. Non-FDIC insured Investment and Brokerage Services are also available at every branch location. First Northern Bank is rated as a Veribanc “Green-3 Star” Bank and a “5-Star Superior” Bank by Bauer Financial for the earnings period ended March 31, 2024 (www.veribanc.com) and (www.bauerfinancial.com). For additional information, please visit thatsmybank.com or call (707) 678-7742. Member FDIC. Equal Housing Lender.

Forward-Looking Statements
This press release and other public statements may include certain “forward-looking statements” about First Northern Community Bancorp and its subsidiaries (the “Company”). These forward-looking statements are based on management’s current expectations, including but not limited to statements about the Company’s performance and strategic initiatives, assessment of economic conditions, and focus on improving operating efficiency and shareholder value, and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, and any reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

Contact:

Jeremiah Z. Smith
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
(707) 678-3041